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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") between Lions Gate Entertainment Inc. ("Lions Gate" or "Company") and Michael Burns ("Employee") is entered into and is effective as of April 1, 2002 with respect to the following:

         1. EMPLOYMENT: Lions Gate hereby agrees to employ Employee as its Vice Chairman and Employee hereby agrees to accept such employment under the terms and conditions set forth below.

         2.       TITLE: Vice Chairman.

         3.       TERM: One (1) year: April 1, 2002 to March 31, 2003

         4.       OPTION: Intentionally Deleted

         5. BASE SALARY: Employee's compensation for the Term shall be $300,000 per annum, subject to normal statutory deductions, payable semi-monthly or in accordance with Lions Gate's then existing payment policy. Employee.

         6. BONUSES: Discretionary by the CEO of the Company with the following understanding: Employee's target bonus shall be $150,000 ("Target Bonus") based upon his performance in the following areas: (i) production of motion pictures; (ii) securing financing for the production of motion pictures;
(iii) matters pertaining to investment banking, mergers and acquisitions as such pertain to Lions Gate, and (iv) financial analysts' coverage of Lions Gate. Lions Gate shall advance Employee $50,000 against the Target Bonus upon execution hereof.

         7. BENEFITS: Employee shall be eligible for all employee benefits (health insurance and vacation) and 401 (k) per Lions Gate's standard benefit program for an employee employed by Lion Gate at Employee's level, commencing immediately. Employee shall be entitled to accrue vacation at the rate of three weeks per year up to a maximum of three weeks at any given time. Vacation shall accrue as of the first day of employment hereunder. Employee shall be entitled to a car allowance in the amount of $1,111 per month.

         8. SERVICES: Employee's services shall be exclusive to Lions Gate during the Term. Employee shall render such services as are customarily rendered by persons in Employee's capacity in the motion picture industry and as may be reasonably requested by Lions Gate. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Employee's employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Employee to render any services, or to include all or any of Employee's work or services in any motion picture or other property or production. The foregoing notwithstanding, Lions Gate acknowledges that Employee is a shareholder of Ignite Entertainment and the parties agree to negotiate at arms length any matters concerning Lions Gate and Ignite.

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         9.       CONFIDENTIAL INFORMATION; RESULTS AND PROCEEDS: Employee
hereby expressly agrees that Employee will not disclose any confidential matters of Lions gate prior to, during or after Employee's employment. In addition, Employee agrees that Lions Gate shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term and are within the scope of Employee's employment and responsibilities hereunder. Employee agrees that during the Term, Lions Gate shall own all other results and proceeds of Employee's services that are related to Employee's employment and responsibilities hereunder.

         10. STOCK OPTIONS: Lions Gate shall request that the Compensation Committee of Lions Gate ("CCLG") authorize and grant Employee the right (the "Option") to purchase 75,000 common shares of Company (priced at US$2.55 per share) in accordance with the terms and conditions of the existing Employee Stock Option Plan ("ESOP") except that the vesting schedule shall be as follows:

                  (i)      25,000 upon execution hereof

                  (ii)     25,000 on April 1, 2003

                  (iii)    25,000 on April 1, 2004

         In the event that (a) Lions Gate does not renew Employee's contract; and (b) Lions Gate terminates Employee without cause, then all stock option granted hereunder shall be deemed to have vested as of the date of the termination.

         Employee acknowledges that this grant of stock is subject to the approval of the CCLG. In the event that a "Change of Control" causes Jon Feltheimer's stock options that are issued under the ESOP to accelerate in vesting, Employee's stock options issued hereunder shall accelerate in vesting on a similar basis. "Change of Control" shall be defined in accordance with the "change of control" definition set for forth in Jon Feltheimer's employment agreement with Lions Gate.

         11. NOTICES: All notices to be given pursuant to this agreement shall be effected either by mail or personal delivery in writing as follows:

                  Lions Gate:

                  Lions Gate Entertainment
                  4553 Glencoe Avenue, Suite 200
                  Marina del Rey, California 90292
                  Attention:  General Counsel

                  Employee:

                  Michael Burns
                  c/o Lions Gate Entertainment
                  4553 Glencoe Avenue, Suite 200
                  Marina del Rey, California 90292

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         12.      COMPLETE AGREEMENT; MODIFICATIONS: Each party to this
agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. This agreement embodies the complete agreement and understanding between the parties and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

         13. LAWS: This agreement will be governed by the internal laws of the State of California irrespective of rules pertaining to conflicts of laws. This Agreement may be executed via facsimile and/or in counter-parts and all such counter-parts and/or facsimile copies shall be deemed one and the same and an original of this Agreement.

         14. WAIVERS: Failure to require compliance with any provision or condition provided for under this agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.

         15. ASSIGNMENT: Employee shall not assign any of his rights or delegate any of his duties under this agreement.

         16. TERMINATION AND NON - RENEWAL: This Agreement shall terminate upon the happening of any one or more of the following events:

                  (a) The mutual written agreement between Lions Gate and Employee; or

                  (b)      The death of Employee; or

                  (c) Employee's having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten days of written notice; or

                  (d) the determination on the part of Lions Gate that "cause" exists for termination of this Agreement; "cause" being defined as any of the following: 1) Employee's conviction of a felony or plea of nolo contendere to a felony except in connection with a traffic violation; 2) commission, by act or omission, of any material act of dishonesty in the performance of Employee's duties hereunder; 3) material breach of this Agreement by Employee; or 4) any act of misconduct by Employee having a substantial adverse affect on the business or reputation of Lions Gate.

                  (e) Without Cause. In such case Employee shall be entitled to receive either (i) the Base Salary in paragraph 5 through the conclusion of the Term, subject to Employee's obligation to mitigate in accordance with California Law; or (ii) a severance amount equal to 50% of the balance of the compensation still owing to Employee under paragraph 5 hereof at the time of termination shall be paid to Employee by Lions Gate in one lump sum, which payment shall relieve Lions Gate of any and all obligations to Employee. Employee shall elect either

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alternative (i) or (ii) within 10 days of termination without cause in writing.
In the event that Employee fails to so elect within such time period, then Lions Gate shall have the right to elect either alternative (i) or (ii).

         In the event that this Agreement is terminated pursuant to sub-paragraphs (a)-(d) above neither Lions Gate nor Employee shall have any remaining duties or obligations hereunder, except that Lions Gate shall pay to Employee, only such compensation as is earned under Paragraph 5 as of the date of termination, as well as any accrued vacation benefits which remain unused through the date of termination.

         In the event of the completion of a "Change of Control" during the Term, Employee shall be entitled to a severance payment of $300,000 following the completion of the Change of Control in lieu of any other payments to which Employee may be entitled to receive hereunder. "Change of Control" shall be defined in accordance with the "change of control" definition set forth in Jon Feltheimer's employment agreement with Lions Gate.

         17. TRADE SECRETS: The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate's business and that this information constitutes Lions Gate's trade secrets. Employee agrees that he shall not intentionally or through gross negligence disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment for Lions Gate.

         18. ARBITRATION: Employee and Lions Gate agree that any and all claims or controversies whatsoever brought by Employee or Lions Gate, arising out of or relating to this Agreement, his employment with Lions Gate, or otherwise arising between Employee and Lions Gate, will be settled by final and binding arbitration under the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California (and/or claims arising out of the public policy of the state in which Employee is employed), any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. The Company shall pay the administrative costs of such arbitration proceeding,

         The arbitration will be conducted before an arbitrator who is a member of the National Academy of Arbitrators and selected by the parties from the American Arbitration Association's

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Labor Panel. The arbitrator shall have a business office in or be a resident of
Los Angeles County, California. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator will not have the right to add to, subtract from or modify any of the terms of this Agreement, nor the power to reverse or modify any decision reserved to Lions Gate's discretion. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief and ancillary costs and fees) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Discovery shall be in accordance with the California Arbitration Act.

         If the foregoing represents Employee's and Lions Gate's understanding and agreement and Employee Lions Gate agree to be legally bound by the foregoing terms and conditions, each so indicate in the place provided for below.

                                          Lions Gate Entertainment, Inc.

                                          By: __________________________________

                                          Its: _________________________________

Agreed to and Accepted:

________________________________
Michael Burns

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